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                                                                     Exhibit 8.2

                                                  March __, 1997


NIPSCO Industries, Inc.
5265 Hohman Avenue
Hammond, Indiana 46320

     RE:  NIPSCO INDUSTRIES, INC./IWC RESOURCES CORPORATION
          -------------------------------------------------

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of IWC Resources Corporation, an Indiana corporation ("IWC"), with and into Speedway Acquisition Corp., an Indiana corporation ("Acquisition"). Acquisition is a wholly owned subsidiary of NIPSCO Industries, Inc., an Indiana corporation ("NIPSCO").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger by and among NIPSCO, IWC and Acquisition dated December 19, 1996 (the "Merger Agreement") and the Proxy Statement/Prospectus included in the Registration Statement on Form S-4, as filed by NIPSCO with the Securities and Exchange Commission on February 19, 1997 (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of IWC and NIPSCO.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (i) the representations made by IWC, as set forth in the Officers' Certificate delivered to us by IWC as of this date and (ii) the representations made by NIPSCO, as set forth in the Officers' Certificate delivered to us by NIPSCO as of this date.

     In connection with the Merger, the shareholders of IWC will exchange, in the aggregate, all of the shares of IWC common stock, without par value per share, for the right to receive, in the aggregate, cash and shares of NIPSCO common stock, without par value per share.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:
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NIPSCO Industries, Inc.
March __, 1997
Page 2


          1.   The Merger will constitute a reorganization within the meaning of
               Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. No gain or loss will be recognized by IWC, NIPSCO or Acquisition, as the case may be, as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in the facts, currently or in the future, or any change in the law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service. Finally, it should be noted that we have expressed no opinion except as specifically set forth herein.

                                       SCHIFF HARDIN & WAITE



                                       BY:
                                           ------------------------------
                                                 LAWRENCE H. JACOBSON